Exhibit (a)(1)(iii)

SENIOR MANAGEMENT REPLACEMENT OPTION AGREEMENT

Optionee: [            ]

This Option and any securities issued upon exercise of this Option are subject to restrictions on transfer and requirements of sale and other provisions as set forth below.

CC MEDIA HOLDINGS, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

This stock option (the “Option”) is granted by CC Media Holdings, Inc., a Delaware corporation (the “Company”), to the Optionee, pursuant to the Company’s 2008 Executive Incentive Plan (as amended from time to time, the “Plan”). For the purpose of this Senior Management Replacement Option Agreement (the “Agreement”), the “Grant Date” shall mean February 17, 2011.

1. Grant of Option. The Agreement evidences the grant by the Company on the Grant Date to the Optionee of an option to purchase, in whole or in part, on the terms provided herein and in the Plan, shares of Class A Common Stock of the Company, par value $.001 per share (the “Shares”), as set forth below:

(a) [            ] Shares at $10.00 per Share (the “Tranche 1 Options”);

(b) [            ] Shares at $10.00 per Share (the “Tranche 2 Options”); and

(c) [            ] Shares at $10.00 per Share (the “Tranche 3 Options”).

The Option evidenced by this Agreement is not intended to qualify as an incentive stock option under Section 422 of the Code.

2. Vesting.

(a) Tender Offer. This Option shall be immediately terminated and forfeited if the non-qualified option granted to the Optionee pursuant to the Option Award Agreement dated as of [Original Grant Date] (the “Eligible Options”) are not accepted for exchange in the tender offer made by the Company for the Eligible Options on or about the date hereof.

(b) During Employment. During the Optionee’s Employment, this Option shall vest as follows:

(i) Tranche 1: The Tranche 1 Options will vest and become exercisable with respect to 25% of the Tranche 1 Options on each of the first, second, third and fourth anniversaries of the Grant Date.

(ii) Tranche 2: The Tranche 2 Options will become eligible to vest (subject to achieving a 0.5x Return to Investor) with respect to 25% of the Tranche 2 Options on each of the first, second, third and fourth anniversaries of the Grant Date. Tranche 2 Options that are eligible to vest shall only vest and become exercisable upon the achievement of a 0.5x Return to Investor. Subject to the other terms and provisions of this Agreement and the Plan, Tranche 2 Options not eligible to vest on the date a 0.5x Return to Investor is achieved, shall thereafter vest and become exercisable when they become eligible to vest.

(iii) Tranche 3: The Tranche 3 Options will become eligible to vest (subject to achieving a 2.0x Return to Investor) with respect to 25% of the Tranche 3 Options on each of the first, second, third and fourth anniversaries of the Grant Date. Tranche 3 Options that are eligible to vest shall only vest and become exercisable upon the achievement of a 2.0x Return to Investor. Subject to the other terms and provisions of this Agreement and the Plan, Tranche 3 Options not eligible to vest on the date a 2.0x Return to Investor is achieved, shall thereafter vest and become exercisable when they become eligible to vest.

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(c) Change of Control. Notwithstanding any other provision of this Section 2, in the event of a Change of Control, 100% of the then outstanding and unvested Tranche 2 and Tranche 3 Options shall become eligible to vest and shall vest and become exercisable to the extent that the applicable Return to Investor is achieved upon the Change of Control.

(d) Termination of Employment.

(i) Notwithstanding any other provision of this Section 2 and subject to Section (2)(d)(ii) below, automatically and immediately upon the cessation of Employment, all outstanding and unvested Tranche 1, 2 and 3 Options shall cease to be exercisable and will terminate.

(ii) Notwithstanding Section 2(d)(i), in the event the Optionee’s Employment is terminated by the Company without Cause during the twelve (12) months following a Change of Control, 100% of the then outstanding and unvested Tranche 1 Options will vest and become exercisable in accordance with Section 3(a) below.

Notwithstanding the foregoing (but subject to any contrary provision of this Agreement or any other written agreement between the Company and the Optionee with respect to vesting and termination of Shares granted under the Plan), no Options shall vest or shall become eligible to vest on any date specified above unless the Optionee is then, and since the Grant Date has continuously been, an Employee.

3. Exercise of Option. Each election to exercise this Option shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Optionee or by his or her executor or administrator or by the person or persons to whom this Option is transferred by will or the applicable laws of descent and distribution (the “Legal Representative”), and made pursuant to and in accordance with the terms and conditions set forth in the Plan. In addition to the methods of payment otherwise permitted by the Plan, the Administrator shall, at the election of the Optionee, hold back Shares from an Option having a Fair Market Value equal to the exercise price in payment of the Option exercise price. The latest date on which this Option may be exercised (the “Final Exercise Date”) is the date which is the tenth anniversary of the Grant Date, subject to earlier termination in accordance with the terms and provisions of the Plan and this Agreement. Notwithstanding the foregoing, and subject to the provisions of Section 2(b) above, the following rules will apply if a Optionee’s Employment ceases in all circumstances: automatically and immediately upon the cessation of Employment, this Option will cease to be exercisable and will terminate, except that:

(a) any portion of this Option held by the Optionee or the Optionee’s permitted transferees, if any, immediately prior to the termination of the Optionee’s Employment by reason of a termination by the Company without Cause, to the extent then vested and exercisable, will remain exercisable for the shorter of (i) a period of 90 days or (ii) the period ending on the Final Exercise Date, and will thereupon terminate; and

(b) any portion of this Option held by the Optionee or the Optionee’s permitted transferees, if any, immediately prior to the termination of the Optionee’s Employment by reason of death or Disability, to the extent then vested and exercisable, will remain exercisable for the shorter of (i) the one year period ending with the first anniversary of the Optionee’s death or Disability, as the case may be, or (ii) the period ending on the Final Exercise Date, and will thereupon terminate.

4. Lock Up. The Optionee agrees that in connection with a public offering and sale of shares of Stock for cash by the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended (a “Public Offering”) and upon the Company’s or underwriter’s request, the Optionee will not sell, make any short sale of, loan, grant any option for the purchase of, pledge, enter into any swap or other arrangement that transfers any of the economic consequences of ownership, or otherwise encumber or otherwise dispose of any of the Shares issued upon exercise of this Option for such period as the Company or underwriter may request, commencing on the effective date of the registration statement relating to any such offering and continuing for not more than 90 days (or 180 days in the case of any public offering up to and including the public offering that is the first underwritten public offering after the date of the Merger (other than on Form S-4, S-8 or a comparable form) in connection with which the Company or its majority shareholders receives sale

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proceeds therefrom), except with the prior written consent of the Company or underwriter. The Optionee agrees that he or she will sign a “lock up” or similar agreement in connection with a Public Offering on terms and conditions that the Company or underwriter deems necessary or desirable. For the avoidance of doubt this Agreement and the Shares issued pursuant to this Agreement are not subject to the Stockholders Agreement.

5. Withholding. No Shares will be transferred pursuant to the exercise of this Option unless and until the person exercising this Option shall have remitted to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements, or shall have made other arrangements satisfactory to the Company with respect to such taxes. The Administrator may, in its sole discretion, hold back Shares otherwise receivable under this Agreement or permit the Optionee to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the applicable minimum statutory withholding rate).

6. Nontransferability of Option. This Option is not transferable by the Optionee other than by will or the applicable laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee.

7. Status Change. Upon the termination of the Optionee’s Employment, this Option shall continue or terminate, as and to the extent provided in the Plan and this Agreement.

8. Effect on Employment. Neither the grant of this Option, nor the issuance of Shares upon exercise of this Option, shall give the Optionee any right to be retained in the employ of the Company or its Affiliates, affect the right of the Company or its Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her Employment at any time.

9. Non-Competition, Non-Solicitation, Non-Disclosure. The Board shall have the right to cancel, modify, rescind, suspend, withhold or otherwise limit or restrict this Option, including, without limitation, canceling or rescinding this Option if the Board determines that the Optionee is not in compliance with any non-competition or non-solicitation or non-disclosure agreement with the Company and such non-compliance has not been authorized in advance in a specific written waiver from the Company. In addition, in the event of any such violation of such agreement (without the advance written consent of the Company) that occurs during the period following termination of employment covered by any such agreement, the Company may require that (i) the Optionee sell to the Company Shares received by the Optionee upon exercise of the Option and then held by the Optionee for a purchase price equal to the aggregate exercise price of the Option; or (ii) the Optionee remit or deliver to the Company (1) the amount of any gain realized upon the sale of any Shares received pursuant to this Option, and (2) any consideration received upon the exchange of any Shares received pursuant to this Option (or the extent that such consideration was not received in the form of cash, the cash equivalent thereof valued at the time of the exchange). The Company shall have the right to offset, against any Shares and any cash amounts due to the Optionee under or by reason of Optionee’s holding this Option, any amounts to which the Company is entitled as a result of Optionee’s violation of the terms of any non-competition, non-solicitation or non-disclosure agreement with the Company or Optionee’s breach of any duty to the Company. Accordingly, Optionee acknowledges that (i) the Company may withhold delivery of Shares, (ii) the Company may place the proceeds of any sale or other disposition of Shares in an escrow account of the Company’s choosing pending resolution of any dispute with the Company, and (iii) the Company has no liability for any attendant market risk caused by any such delay, withholding, or escrow. The Optionee acknowledges and agrees that the calculation of damages from a breach of an agreement with the Company or of any duty to the Company would be difficult to calculate accurately and that the right to offset or other remedy provided for herein is reasonable and not a penalty. The Optionee further agrees not to challenge the reasonableness of such provisions even where the Company rescinds, delays, withholds or escrows Shares or proceeds or uses those Shares or proceeds as a setoff.

10. Provisions of the Plan. This Option is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Option has been furnished to the Optionee. By exercising all or any part of this Option, the Optionee agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of this Agreement shall control.

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11. Definitions. The initially capitalized terms Optionee and Grant Date shall have the meanings set forth on the first page of this Agreement; initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan, and, as used herein, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any specified Person, (a) any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, or (b) if such specified Person is a natural person, any member of the immediate family of such specified Person. For the purposes of this Agreement, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this Agreement, none of the Company or any of its subsidiaries will be considered an Affiliate of any of the Sponsors or any of their respective Affiliates or Affiliated Funds.

“Affiliated Fund” means, with respect to any specified Person, (i) an investment fund that is an Affiliate of such Person or that is advised by the same investment adviser as such Person or by an Affiliate of such investment adviser or such Person or, with respect to a Person that is a Sponsor or an Affiliate of a Sponsor, (ii) any other partnership, limited liability company or other legal entity controlled (a) jointly by the Sponsors and/or their respective Affiliates or (b) individually by a single Sponsor and/or its Affiliates, in each case (a) and (b) that is formed to invest directly or indirectly in the Company and that is designated as an Affiliate by the Sponsor or Sponsors that control, or whose Affiliates control, such entity.

“Change of Control” means (a) any consolidation or merger of the Company with or into any other corporation or other Person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, after which the Sponsors and their respective Affiliated Funds and Affiliates do not directly or indirectly control capital stock representing more than 25% of the economic interests in and 25% of the voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction; (b) any sale or other transaction or series of related transactions, whether or not the Company is a party thereto, after which in excess of 50% of the Company’s voting power is owned directly or indirectly by any Person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), other than the Sponsors and their respective Affiliated Funds and Affiliates (or a group of Persons that includes such Persons); or (c) a sale of all or substantially all of the assets of the Company to any Person and the “affiliates” or “associates” of such Person (or a group of Persons acting in concert), other than the Sponsors and their respective Affiliated Funds and Affiliates (or a group of Persons that includes such Persons).

“Cause” means (1) the Optionee’s failure to perform (other than by reason of Disability), or material negligence in the performance of, his or her duties and responsibilities to the Company or any of its Affiliates; (2) material breach by the Optionee of any provision of this Agreement or any employment or other written agreement; or (3) other conduct by the Optionee that is materially harmful to the business, interests or reputation of the Company or any of its Affiliates.

“Disability” shall have the meaning ascribed to such term in any employment agreement other similar agreement between the Optionee and the Company or any of its subsidiaries, or, if no such agreement exists or the provisions of such agreements conflict, the disability of a Optionee during his or her Employment through any illness, injury, accident or condition of either a physical or psychological nature as a result of which, in the judgment of the Board, he or she is unable to perform substantially all of his duties and responsibilities, notwithstanding the provision of any reasonable accommodation, for ninety (90) consecutive days during any period of three hundred and sixty-five (365) consecutive calendar days.

“Investor Shares” means Shares of any type held by Clear Channel Capital IV, LLC and any successors in interest thereto and Clear Channel Capital V, L.P. and any successors in interest thereto, (each, an “Investor”)

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and shall include any stock, securities or other property or interests received by the Investors in respect of Investor Shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance.

“Person” means any natural person or individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Return to Investor” means the return to the Sponsors, measured in the aggregate, on their cash investment to purchase Investor Shares, taking into account the amount of all cash dividends and cash distributions to such Sponsors in respect of their Investor Shares and all cash proceeds to such Sponsors from the sale or other disposition of such Investor Shares.

“Sponsors” shall mean Bain Capital (CC) IX L.P. and its Affiliates and THL Equity Fund VI, L.P. and its Affiliates.

“Stock” means class A common stock of CC Media Holdings, Inc, par value $.001 per share.

12. General. For purposes of this Option and any determinations to be made by the Administrator or the Committee, as the case may be, hereunder, the determinations by the Administrator or the Committee, as the case may be, shall be binding upon the Optionee and any transferee.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed under its corporate seal by its duly authorized officer. This Agreement shall take effect as a sealed instrument.

CC MEDIA HOLDINGS, INC.
By:

Name:
Title:

Dated:

Acknowledged and Agreed

Name: [EXECUTIVE]

Address of Principal Residence:

[ADDRESS]

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